Exhibit 5.1
919 Third Avenue
New York, NY 10022
212.756.2000
212.593.5955 fax
www.srz.com

Writer’s Direct Number	Writer’s E-mail Address
January 6, 2009
DynCorp International LLC
DIV Capital Corporation
and the guarantors listed below
3190 Freeport Park Drive, Suite 700
Falls Church, VA 22042
Ladies and Gentlemen:
     We have acted as special counsel for each of (i) DynCorp International LLC, a Delaware limited liability company, and DIV Capital Corporation, a Delaware corporation (collectively, the “Issuers”), and (ii) DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, Dyn Marine Services LLC, Dyn Marine Services of Virginia LLC, Global Linguist Solutions LLC, Services International LLC, Worldwide Humanitarian Services LLC and Worldwide Recruiting and Staffing Services LLC (collectively, the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to $125,090,000 in aggregate principal amount of the Issuers’ 9.50% Senior Subordinated Notes due 2013 (the “New Notes”) and the guarantees of the New Notes (the “New Guarantees”) by the Guarantors. The New Notes and the New Guarantees are to be offered by the Issuers and the Guarantors, respectively, in exchange for $125,090,000 in aggregate principal amount of the Issuers’ outstanding 9.50% Senior Subordinated Notes due 2013 and the outstanding guarantees of such notes by the Guarantors.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of (i) the Registration Statement and (ii) the Indenture, dated as of February 11, 2005, among the Issuers, the guarantors party thereto, and the Bank of New York, as Trustee, as amended by Supplemental Indentures dated May 6, 2005 and July 14, 2008 (collectively, the “Indenture”). We have also examined originals or copies certified or otherwise identified to our satisfaction of such records of the Issuers and the Guarantors and such other agreements, certificates and documents of public officials, officers

DynCorp International LLC
DIV Capital Corporation
January 6, 2009

and other representatives of the Issuers and the Guarantors and others as we have deemed necessary as a basis for our opinion set forth below.
     We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Issuers and the Guarantors.
     We have assumed (i) the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, (ii) the genuineness of all signatures thereon, (iii) the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto, other than officers and other representatives of the Issuers and the Guarantors, (iv) the authenticity of all documents submitted to us as originals and (v) the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and/or the Guarantors.
     In rendering the opinions set forth below, we have also assumed that, with respect to each party other than an Issuer or a Guarantor: (i) each of the Indenture and the New Guarantees has been duly authorized, executed and delivered by such party; and (ii) the Indenture constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms.
     Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:
     1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
     2. Upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Guarantees will constitute legal, valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy,

DynCorp International LLC
DIV Capital Corporation
January 6, 2009

insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Schulte Roth & Zabel LLP